Exhibit 99.1
                       METRIS ANNOUNCES MANAGEMENT CHANGE

MINNETONKA, Minn. (December 15, 2002) - The board of directors of Metris Companies Inc. (NYSE: MXT) announced today the termination of Ronald N. Zebeck, former chairman and chief executive officer of Metris. The board also announced the appointment of David D. Wesselink to the position of chairman and chief executive officer of Metris.

"In making this change, the board expressed to me its confidence in the Company's management team," said Wesselink.

Wesselink, who has more than 30 years of experience in the financial services industry, joined Metris as chief financial officer in 1998 and was named vice chairman in 2000. Before joining Metris, Wesselink was with Advanta Corp., which he joined in 1993 as senior vice president and chief financial officer. Prior to Advanta, he spent more than 20 years at Household International. He was named HFC's chief financial officer in 1982 and a senior vice president in 1986.

Metris Companies Inc. is one of the nation's leading providers of financial products and services. The company issues credit cards through its wholly owned subsidiary, Direct Merchants Credit Card Bank, N.A., the 10th-largest bankcard issuer in the United States. As a top-tier enhancement services company, Metris also offers consumers a comprehensive array of value-added products, including credit protection and insurance, extended service plans and membership clubs. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its enhancement services and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.